UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 5, 2005
GOODRICH CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-892	34-0252680
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (704) 423-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     (a) On December 5, 2005, the Compensation Committee of the Board of Directors of Goodrich Corporation (“Goodrich”) recommended that the Board of Directors approve a change in 2006 annual base salary for Goodrich’s Chief Executive Officer, and approved changes in 2006 annual base salaries for the four other most highly compensated executive officers. On December 6, 2005, the Goodrich Board of Directors approved a change in 2006 annual base salary for Goodrich’s Chief Executive Officer. Effective January 1, 2006, the annual base salaries for these officers will be as follows: Marshall O. Larsen, $970,000; John J. Grisik, $480,000; Terrence G. Linnert, $475,000; John J. Carmola, $460,000; and Cynthia M. Egnotovich, $430,000. The Compensation Committee also approved awards of restricted stock units, stock options and performance units to Goodrich’s executives pursuant to the Goodrich Corporation 2001 Equity Compensation Plan (the “Plan”). Copies of the Plan and the form of award agreements have been filed by Goodrich with the Securities and Exchange Commission.
     (b) On December 5, 2005, the Board of Directors of Goodrich approved a change in Director compensation as it relates to Committee Chairs. Effective January 1, 2006, Committee Chairs will no longer receive an additional meeting fee of $1,000 for each Committee meeting attended. Instead, each non-employee director that serves as a Committee Chair will receive an annual retainer of $5,000 ($10,000 in the case of the Audit Review Committee Chair).
Section 5 – Corporate Governance And Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (d) On December 5, 2005, upon the recommendation of the Committee on Governance, the Board of Directors of Goodrich elected John P. Jumper, recently retired Chief of Staff of the U.S. Air Force, to serve on Goodrich’s Board of Directors. General Jumper was also appointed to serve as a member of the Audit Review Committee and Financial Policy Committee of Goodrich’s Board of Directors. With this election, Goodrich’s Board of Directors increases to 11 members.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION (Registrant)

Date: December 9, 2005	By:	/s/ Kenneth L. Wagner

Kenneth L. Wagner Assistant Secretary

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